Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 31, 2026, relating to the consolidated financial statements of One Blockchain, LLC, as of December 31, 2025, which appear in this Current Report on Form 8-K/A of BlockchAIn Digital Infrastructure, Inc.

Very truly yours,

/s/ Carr, Riggs & Ingram, L.L.C.

Carr, Riggs & Ingram, L.L.C

PCAOB ID Number: 213

Palm Beach Gardens, FL
May 14, 2026